EXHIBIT 99.1

    Callaway Golf Company Declares Dividend and Announces Plans to
            Repurchase up to $100 Million of Common Stock

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 5, 2007--Callaway Golf Company (NYSE:ELY) announced today that the Board of Directors has authorized the Company to repurchase up to $100.0 million of the Company's common stock in open market or in private transactions. The Company will assess market conditions and buying opportunities from time to time and will make strategic repurchases as appropriate. The repurchases will be made consistent with the terms of the Company's credit facility which defines the amount of stock that can be repurchased in any one year. The repurchase program will remain in effect until completed or until terminated by the Board of Directors.

    In June 2006, the Company had announced the implementation of a $50 million stock repurchase program. To date, the Company has repurchased under that program approximately 1.82 million shares at an average cost of $15.69 for a total cost of $28.6 million. That program has now been canceled and superseded by the new $100.0 million stock repurchase program announced today.

    The Company also announced that the Board of Directors declared a dividend of $.07 per share, payable July 5, 2007, to shareholders of record as of June 18, 2007.

    About Callaway Golf

    Through an unwavering commitment to innovation, Callaway Golf Company creates products and services designed to make every golfer a better golfer. Callaway Golf Company, which celebrates its 25th Anniversary in 2007, manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf(R), Odyssey(R), Top-Flite(R), and Ben Hogan(R) brands in more than 110 countries worldwide. For more information please visit www.callawaygolf.com.

    CONTACT: Callaway Golf Company
             Brad Holiday/Michele Szynal/Patrick Burke, 760-931-1771